CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Part A and Part B (Statement of Additional Information) in Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Cash Central Fund, Fidelity Municipal Cash Central Fund, and Fidelity Securities Lending Cash Central Fund, of our reports dated July 5, 2002 on the financial statements and financial highlights included in the May 31, 2002 Annual Reports to Shareholders of Fidelity Cash Central Fund, Fidelity Municipal Cash Central Fund, and Fidelity Securities Lending Cash Central Fund.

We further consent to the reference to our Firm under the heading "Auditor" in the Part B (Statement of Additional Information).

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 30, 2002